Exhibit 2.26

ASSIGNMENT OF PURCHASE AND SALE AGREEMENT

FOR VALUE RECEIVED, ADCARE PROPERTY HOLDINGS, LLC, a Georgia limited liability company (“Assignor”) hereby transfers and assigns unto NORTHWEST PROPERTY HOLDINGS, LLC and NW 61ST NURSING, LLC, each a Georgia limited liability company (collectively “Assignee”), all of Assignor’s right, title and interest in and to that certain Purchase and Sale Agreement effective as of May 5, 2011, as the same has been amended and assigned through the date hereof (the “Agreement”), relating to the Facility (as defined in the Agreement) commonly known as “Northwest Nursing Center” and located at 2801 Northwest 61st Street, Oklahoma City, Oklahoma.  Assignee hereby assumes all obligations of Assignor under the Agreement with respect to such Facility. Assignor and Assignee acknowledge that the Purchase Price for the Facility shall be $3,000,000.00.

IN WITNESS WHEREOF, Assignor and Assignee have caused this Assignment of Purchase and Sale Agreement to be duly executed and delivered as of the 31st day of December, 2012.

ASSIGNOR:		ASSIGNEE:

ADCARE PROPERTY HOLDINGS, LLC		NORTHWEST PROPERTY HOLDINGS, LLC

By:	/s/ Christopher F. Brogdon	By:	/s/ Christopher F. Brogdon
	Christopher F. Brogdon, Manager		Christopher F. Brogdon, Manager

NW61ST NURSING, LLC

		By:	/s/ Christopher F. Brogdon
Christopher F. Brogdon, Manager